Exhibit 10.84
FORBEARANCE AND WAIVER AGREEMENT

This Forbearance and Waiver Agreement (this “Agreement”) is entered into as of January 8, 2016, by and among WPU Leasing, LLC, a Delaware limited liability company (“WPU”), with an address at 650 Madison Avenue, 20th Floor, New York NY 10022, American Power Group, Inc., an Iowa corporation (the “Company”), with its principal place of business at 2503 Poplar Street, PO Box 187, Algona, IA 50511, and American Power Group Corporation, a Delaware corporation (“APG”), with its principal place of business at 7 Kimball Lane, Building A, Lynnfield, MA 01940.
Recitals
A.    WPU, the Company and APG have entered into that certain Secured Financing Agreement (as the same may from time to time be further amended, modified, supplemented or restated, the “Financing Agreement”) and WPU and the Company have entered into that certain Secured Loan Agreement (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”), each dated as of August 24, 2015.
B.    Pursuant to the Financing Agreement and the Loan Agreement, WPU has committed to make Advances of up to $3,250,000 to the Company for purposes permitted in the Financing Agreement. As of the date of this Agreement, WPU has made Advances of an aggregate of $1,900,000, evidenced by the Company’s Secured Term Note #1, dated August 24, 2015, in the principal amount of $1,400,000 (“Note #1”), and the Company’s Secured Term Note #2, dated October 9, 2015, in the principal amount of $500,000 (“Note #2” and, together with Note #1, the “Notes”).
C.    The Company and APG have requested that WPU forbear from enforcing certain rights under the Financing Agreement, the Loan Agreement and the Notes (together, the “Loan Documents”), as more fully set forth herein.
D.    WPU has agreed to forbear from enforcing such rights, but only to the extent and subject to the conditions set forth below.
Agreement
Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Financing Agreement.

2.Acknowledgment of Default; Confirmation of Indebtedness.

(a)The Company and APG acknowledge that the Company is currently in default under the Loan Documents due to the Company’s failure to make payments of principal and interest on the Notes in accordance with their terms (the “Existing Default”). Other than the Existing Default, the Company and APG confirm that the Company is in compliance in all respects with the Loan Documents.

(b)The Company and APG further acknowledge and confirm, that on the date hereof, and immediately prior to any of the payments specified in Section 3 below, the Company is indebted to WPU, without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate amount of $1,982,553.30 (the “Obligations”), comprised of (i) principal of $1,385,774.64 due on account of Note #1, together with accrued but unpaid interest of $67,907.11 thereon, and (ii) principal of $500,000.00 due on account of Note #2, together with accrued but unpaid interest of $28,871.55 thereon. The Company and APG hereby acknowledge and agree that neither the Company nor APG has any offsets, defenses, claims or counterclaims against WPU with respect to the Obligations, or otherwise.

3.Payments.

(a)On January 12, 2016, the Company shall pay to WPU, in cash, the sum of $54,539.63, which amount is equal to 30.769% of the principal and interest due on account of the Notes as of such date (calculated without giving effect to the Existing Default). From and after January 12, 2016, the Company shall continue to pay to WPU, when due under the terms of the Notes, 30.769% of all additional amounts that become due after the date hereof (calculated without giving effect to the Existing Default) until the earlier to occur of (i) an Event of Default (as defined in the Loan Agreement) under the Loan Agreement (other than the Existing Default) or (ii) December 1, 2016 (the “Forbearance Termination Date”).

(b)On the Forbearance Termination Date, the Company shall pay to WPU all amounts due and owing to WPU pursuant to the Notes which, for the avoidance of doubt, shall include (i) all amortized but unpaid principal and accrued but unpaid interest through such date and (ii) penalty interest through such date on all overdue amounts as contemplated by the Loan Agreement, calculated without giving effect to this Agreement (other than any payments made hereunder).

(c)The failure to make the payments specified in this Section or any subsequent payments in accordance with the terms of the Notes shall constitute an Event of Default under the Loan Agreement.

4.Forbearance and Waiver.

(a)WPU hereby agrees that the Existing Default is hereby automatically waived as of the date hereof and, provided that no Event of Default (other than the Existing Default) occurs, then, other than as contemplated by this Agreement and notwithstanding the terms of the Notes, WPU shall not demand repayment in cash or cash equivalents of any other amounts due under the Notes as of the date hereof, or which may become due under the Notes after the date hereof, until the Forbearance Termination Date, and WPU further agrees to forbear from exercising its rights and remedies with respect to the Existing Default until the Forbearance Termination Date provided that no Event of Default (other than the Existing Default) occurs.
(b)The Company and APG hereby acknowledge and agree that, notwithstanding WPU’s waiver of the Existing Default and its agreement to forbear from exercising its rights and remedies with respect to the Existing Default, WPU shall have no obligation to make further Advances under the Financing Agreement or the Loan Agreement without its consent. Further, WPU’s agreements hereunder relate only to the Existing Default, and shall not be deemed to constitute a waiver of, or agreement to forbear from exercising its rights and remedies with respect to, any other obligations of the Company or of APG set forth in the Loan Documents, whether now existing or hereafter arising.

(c)Notwithstanding WPU’s agreements in Section 4(a) hereof, WPU may, at its sole option, elect in writing to accept payment of all or any portion of the amounts due under the Notes (calculated without giving effect to the Existing Default) as of June 30, 2016 and as of the last day of each month thereafter through and including November 30, 2016 (each, such date, a “Payment Date”) in shares of Common Stock. APG shall issue any shares of Common Stock payable to WPU hereunder (the “Shares”) on or before the later of (i) the respective Payment Date or (ii) the third Trading Day after receipt of such election. Any such Shares shall be, when issued, duly authorized, validly issued, fully paid and non-assessable, and shall be valued solely for such purpose at the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Payment Date. For purposes hereof:

(i)“Trading Day” means a day on which the principal Trading Market is open for business.

(ii)“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

(iii)“VWAP” means, for any Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg, L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to WPU, the fees and expenses of which shall be paid by the Corporation.

(d)WPU understands that the Shares are and will be “restricted securities” and have not been and will not be registered under the Securities Act or any applicable state securities law. WPU shall acquire the Shares as principal for its own account and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the rights of WPU to distribute the Shares to its own equity owners or to sell the Shares in compliance with applicable federal and state securities laws).

5.Limitation of Agreement.

(a)    This Agreement is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed (i) to be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (ii) to otherwise prejudice any right or remedy which WPU may now have or may have in the future under or in connection with any Loan Document, other than with respect to the Existing Default.
(b)    This Agreement shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

6.Integration. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

7.Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.Effectiveness. This Agreement shall be deemed effective upon the due execution and delivery of this Agreement by each party hereto.

9.    Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Financing Agreement. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO DEMAND A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING INSTITUTED BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION RELATED HERETO. EACH OF THE PARTIES ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Forbearance and Waiver Agreement as of the day and year first above written.

AMERICAN POWER GROUP, INC.	WPU LEASING, LLC

By: /s/ Charles E. Coppa	By: /s/ Raymond L.M. Wong

Name: Charles E. Coppa	Name: Raymond L.M. Wong

Title: Treasurer	Title: Manager

AMERICAN POWER GROUP CORPORATION

By: /s/ Charles E. Coppa

Name: Charles E. Coppa

Title: Chief Financial Officer

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